Exhibit 10.17

ORACLE CORPORATION

AMENDED AND RESTATED

2000 LONG-TERM EQUITY INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

FOR U.S. EMPLOYEES

(INCLUDING SECTION 16 OFFICERS)

1.	Grant. Oracle Corporation (the “Company”) has granted to the participant (“Participant”) named above the number of stock units set forth above (the “Award”) under the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Plan”). This Award is subject to the terms set forth below in this stock unit award agreement (the “Agreement”) and in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.	Company’s Obligation to Pay. Each stock unit represents the right to receive a share of Common Stock (a “Share”) on the date the stock unit vests. Unless and until the stock units have vested in accordance with Section 3, Participant will have no right to settlement of any such stock units. Prior to the actual settlement of any vested stock units, such stock units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.	Vesting Schedule. Subject to the terms of the Plan and this Agreement, the stock units subject to this Award shall vest in accordance with the schedule specified above.

4.	Settlement of the Award. This Award will be settled on the date(s) the stock units vest or as soon thereafter as administratively practicable, but in any event within a period of sixty (60) days following the applicable vesting date. At the time of settlement, Participant will receive one whole Share for each vested stock unit. The Company may, at its sole discretion, substitute an equivalent amount of cash if the distribution of Shares is not reasonably practicable due to the requirements under Applicable Laws, in which case, the amount of cash will be determined on the basis of the Fair Market Value of the Common Stock on the applicable vesting date.

5.	No Rights as Stockholder. The stock units underlying this Award do not carry voting rights or rights to cash dividends. Participant shall have no rights as a Stockholder of the Company unless and until the stock units are settled by issuing Shares to the Participant.

6.	Termination of Award.

a)	Notwithstanding any contrary provision of this Agreement, in the event of the termination of Participant’s employment relationship with Participant’s employer (the “Employer”) for any reason other than due to Participant’s death (excluding a transfer to the Company or any Parent, Subsidiary or Affiliate), any stock units that have not vested and Participant’s right to acquire any Shares hereunder will immediately terminate. Participant’s employment relationship shall be considered to have terminated (without regard to any notice period, e.g., a period of “garden leave” or similar period pursuant to local law or as may be required by the terms of an employment agreement) and Participant to have ceased to be employed by the Company or its Parent, Subsidiary or Affiliate, on the earliest of:

(1)	the date on which the Employer delivers to Participant notice terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Participant is transferring employment to the Company, or any Parent, Subsidiary or Affiliate;

(2)	the date on which Participant delivers notice to his or her Employer that Participant is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Participant is transferring employment to the Company, or any Parent, Subsidiary or Affiliate;

(3)	the date on which Participant ceases to provide services to the Company, or any Parent, Subsidiary or Affiliate, as appropriate, except where Participant is on an authorized leave of absence; or

(4)	the date on which Participant ceases to be considered an “employee” under Applicable Laws.

b)	In the event of the termination of Participant’s employment relationship with the Employer due to Participant’s death, the stock units shall vest to the extent (and only to the extent) that they would have vested on the first vesting date occurring after such death pursuant to the vesting schedule referred to in Section 3. Amounts due in settlement of the vested stock units will be delivered to Participant’s legal representative in accordance with Section 4 and provided such person provides proof, to the Company’s satisfaction, of his or her entitlement to receive such amounts.

The committee of the Board of Directors of the Company administering the Plan (the “Committee”) shall have discretion to determine whether Participant has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate, as appropriate, and the effective date on which such employment terminated.

In addition, subject to Applicable Laws, the Committee in its sole discretion may suspend vesting of the Award if Participant takes a leave of absence from employment with the Company or any Parent, Subsidiary or Affiliate.

7.	Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state, local or foreign securities and other laws and with all applicable requirements of any stock exchange or national market system on which the Common Stock may be listed at the time of such issuance or transfer.

8.	Transferability of Award. This Award may not be transferred in any manner other than (i) by will, (ii) by the laws of descent and distribution, or (iii) by proof to the Company’s satisfaction, in the event of Participant’s death, that the beneficiary is entitled to receive the Award.

9.	Tax Consequences. The general U.S. federal income tax consequences of the grant, vesting, settlement and transfer of the Award, as well as upon disposition of any Shares issued at settlement of this Award, are set forth in the Plan prospectus made available at the Company’s web site at:

http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html.

If Participant is subject to tax in any other country besides the U.S., the tax treatment in the other country may differ from that reflected in the Plan prospectus.

10.	Tax Withholding Responsibility. Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including federal, state, local and foreign tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, if Participant is not subject to Section 16 of the Exchange Act, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon settlement of this Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (3) withholding in Shares issuable upon settlement of this Award. If Participant is subject to Section 16 of the Exchange Act, the Company will satisfy the obligations with regard to all Tax-Related Items by withholding Shares otherwise issuable upon settlement of the Award, unless the use of such withholding method is prevented by Applicable Laws or has adverse tax or accounting consequences, in which case Participant may: (1) elect to have the Company or Employer withhold from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or (2) elect to have the Company withhold from proceeds of the sale of Shares acquired upon vesting of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).

The Company may withhold or account for Tax-Related Items at maximum applicable rates, which in the case of withholding in Shares may involve use of a statutory withholding rate not to exceed the maximum statutory tax rate for the applicable tax jurisdiction, to the extent consistent with Applicable Laws. To the extent that the obligation for the Tax-Related Items is satisfied by withholding in Shares or withholding from proceeds of the sale of Shares and the Company determines the withholding amount using maximum applicable rates, Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Further, if the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested stock units underlying this Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

11.

Nature of the Grant. By entering into this Agreement and accepting the grant of this Award evidenced hereby, Participant acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan and this Agreement; (ii) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of stock units, or benefits in lieu of stock units, even if stock units have been granted in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment relationship at any time; (v) Participant’s participation in the Plan is voluntary; (vi) this Award and the Shares subject to this Award, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Participant’s employment contract, if any; (vii) this Award and the Shares subject to this Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits (including the 401(k) Savings and Investment Plan and the Deferred Compensation Plan) or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Parent, Subsidiary or Affiliate; (viii) this Award and the Shares subject to this Award, and the income and value of same, are not intended to replace any pension rights or compensation; (ix) unless otherwise agreed with the Company, this Award and the Shares subject to this Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Parent, Subsidiary or Affiliate; (x) the vesting of this Award ceases upon termination of the employment relationship as described in Section 6 of this Agreement except as may otherwise be explicitly provided in the Plan document; (xi) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (xii) the grant of this Award and Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Parent, Subsidiary or Affiliate; and furthermore, the Award grant shall not be interpreted to form an employment contract with the Employer; (xiii) no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from the termination of Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and (xiv) unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

12.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.	Data Privacy Consent. As a condition of the grant of this Award, Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Employer and the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and any Parent, Subsidiary or Affiliate may hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, passport number, job title, any Shares or directorships held in the Company, details of all stock units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of managing and administering the Plan.

Participant acknowledges that Data will be transferred to the Company’s stock plan service provider, Fidelity, or such other stock plan service provider or broker as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan, provided that the Company ensures that the recipient maintains a level of privacy broadly equivalent to the standard set forth in the Company’s Internal Privacy Policy. Participant accepts that these recipients may be located in the United States or the European Economic Area or elsewhere and the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, its broker and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of Data to a designated broker or other third party with whom

Participant may elect to deposit any Shares acquired upon settlement of this Award, as such Data may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke consent, Participant’s employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Participant stock units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan.

Additional details regarding data privacy are included in the Notice of Stock Unit Award Grant and in Oracle’s Internal Privacy Policy at:

http://my.oracle.com/site/legal/cnt337893.pdf.

14.	Entire Agreement; Interpretation. The Plan made available at the Company’s web site at http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. The Committee may amend this Agreement and the Plan from time to time. Participant understands and agrees that the terms of this Award can only be amended in writing. Participant agrees that the terms of the Plan govern this Award and that all interpretations and determinations made by the Company or the Committee with respect to the Plan and this Agreement shall be final and binding on all persons. This Agreement is governed by Delaware law except for that body of law pertaining to conflict of laws. Unless Participant is subject to a mutual agreement to arbitrate with the Company, Participant agrees to institute any legal action or legal proceeding relating to this Agreement or the Plan in state court in San Mateo County, California, or in federal court in San Francisco, California, United States of America, and no other courts, where this grant is made and/or to be performed. Participant agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding and waives, to the fullest extent permitted by law, any objection that the laying of venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

15.	Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

16.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.

409A Disclaimer. This Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code (the “Code”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Company determines are necessary or appropriate to ensure that this Award qualifies for exemption from, or complies with the requirements of, Code Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representation that this Award will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to this Award or to ensure that it complies with Section 409A of the Code. For the avoidance of doubt, Participant hereby acknowledges and agrees that the Company will have no liability to Participant or any other party if the grant, vesting or settlement of this Award and the issuance of Shares or cash or any other transaction under this Agreement is not exempt from, or compliant with, Code Section 409A, or for any action taken by the Company with respect thereto.

18.	Recoupment. As an additional condition of receiving this Award, Participant agrees that this Award and any benefits or proceeds Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with Applicable Laws, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as may be reflected in a recoupment or “clawback” policy adopted by the Company. Further, if Participant receives any amount in excess of what Participant should have received under the terms of this Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then Participant shall be required to promptly repay any such excess amount to the Company.

19.	Country-Specific Terms/Notifications. If Participant relocates to one of the countries included in Exhibit A to the non-U.S. stock unit agreement for stock units granted in 2017, the special terms for such country will apply to him or her, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. As a result, Participant should review the specific terms/notifications that apply to him or her in his or her particular country to which he/she transfers. These country specific alerts/notifications are available at the Company’s web site at: http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html.

20.	Additional Terms. The Company reserves the right to impose other requirements on Participant’s participation in the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.	Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

By clicking on the “Accept” button, Participant accepts this Award and agrees to be bound by its terms as set forth in the Plan and this Agreement. If Participant does not acknowledge acceptance of the Award within seven (7) months of the Grant Date, the Award will be cancelled.

These terms apply to grants made on or after July 10, 2017.

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